                                                                     Exhibit 5.1

                                [Letterhead of]

                            CRAVATH, SWAINE & MOORE
                               [New York Office]




                                 (212) 474-1000

                                                              September 13, 2001


                                  Airgas, Inc.
                                  ------------
                   9.125% Senior Subordinated Notes Due 2011
                   -----------------------------------------
                        Form S-4 Registration Statement
                        -------------------------------

Ladies and Gentlemen:

          We have acted as counsel for Airgas, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission (the "Commission") of a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933 (the "Act"), relating to the proposed issuance and exchange of up to $225,000,000 aggregate principal amount of the Company's outstanding 9.125% Senior Subordinated Notes due 2011 (the "Old Notes") for a like principal amount of the Company's 9.125% Senior Subordinated Notes due 2011 (the "New Notes"). The New Notes are to be issued pursuant to the indenture dated as of July 30, 2001 (the "Indenture"), among the Company, the Company's subsidiaries listed on Schedule I thereto (the "Guarantors") and The Bank of New York, as trustee (the "Trustee").

          In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Indenture.

          Based on the foregoing, we are of opinion as follows:

          1. The Indenture has been duly authorized, executed and delivered by the Company and by each of the Guarantors listed on Schedule A hereto (the "Delaware Guarantors"). The Indenture constitutes a legal, valid and binding obligation of the Company and each Guarantor, enforceable against the Company and each Guarantor in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law).

          2. The New Notes have been duly authorized by the Company and when executed, issued and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Old Notes, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting creditors' rights generally from time to time in effect and subject, as to enforceability, to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law).

          3. The guarantees to be endorsed on the New Notes by each Delaware Guarantor have been duly authorized by such Delaware Guarantor. When the New Notes have been executed, issued and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Old Notes, the guarantees to be endorsed on the New Notes will constitute legal, valid and binding obligations of the Guarantors, enforceable against each Guarantor in accordance with their terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting creditors' rights generally from time to time in effect and subject, as to enforceability, to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law).

          In expressing the opinion set forth in paragraphs 1, 2 and 3 above, we have assumed, with your consent, that: (i) the Indenture has been duly authorized, executed and delivered by the parties thereto (other than the Delaware Guarantors); (ii) the form of the New Notes and of the guarantees to be endorsed thereon will each conform to that included in the Indenture; and (iii) the guarantees to be endorsed on the New Notes have been duly authorized by the Guarantors (other than the Delaware Guarantors).

          We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

          We are admitted to practice in the State of New York and we do not express any opinion with respect to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

          We are furnishing this opinion to you, solely for your benefit. This opinion may not be relied upon by any other person or for any other purpose or used, circulated, quoted or otherwise referred to for any other purpose.


                                             Very truly yours,

                                             /s/ Cravath, Swaine & Moore

Airgas, Inc.
     259 North Radnor-Chester Road
          Suite 100
               Radnor, Pennsylvania
                    19087-5283

                                   Schedule A
                                   ----------



Delaware Guarantors
-------------------

Airgas Carbonic, Inc.
Airgas Data, LLC
Airgas Direct Industrial Vessel, LLC
Airgas-East, Inc.
Airgas-Great Lakes, Inc.
Airgas-Gulf States, Inc.
Airgas-Mid America, Inc.
Airgas-Mid South, Inc.
Airgas-NorPac, Inc.
Airgas-North Central, Inc.
Airgas-Northern California & Nevada, Inc.
Airgas Realty, Inc.
Airgas-Safety, Inc.
Airgas-South, Inc.
Airgas-Southwest, Inc.
ATNL, Inc.
Cylinder Leasing Corp.
Nitrous Oxide Corp.
Puritan Medical Products, Inc.